This EMPLOYMENT AGREEMENT ("Agreement") is effective as of this ___ day of_________, 19__ (the "Effective Date"), by and between SGI International., a Utah Corporation ("SGI"), and __________, an individual ("Employee").

In consideration of the mutual agreements and the promises herein contained, the parties hereto agree as follows:

1. Employment. SGI hereby employs Employee and Employee hereby accepts employment with SGI on the terms and conditions set forth in this Agreement.

2. Term of Employment. The term of this Agreement shall commence on the Effective Date and continue until terminated, which may be done by either party at any time on fourteen (14) days written notice to the other party.

3. Duties. Employee shall devote his full productive time to the duties assigned to him. AFull productive time" is hereby defined as that time reasonably necessary to perform his required duties in a timely manner, but not less than forty (40) hours per week, for fifty-two (52) weeks per year, less holidays, sick leave, and vacation time in accordance with the then-prevailing policies of SGI.

4. Compensation. In consideration of Employee=s performing the duties described herein, SGI agrees to compensate employee as set forth in Exhibit A, attached hereto and incorporated herein, payable on the fifteenth and the last day of each month. Employee shall also be covered by SGI's Group Medical Insurance, and such other group benefits granted to employees pursuant to the then prevailing policies of SGI.

Employee shall also receive:

(a) As incentive compensation, such bonuses and benefits as SGI's Board of Directors, in its sole discretion, shall determine.

(b) As further incentive compensation, SGI Warrants in an amount to be decided in the sole discretion of SGI=s Board of Directors.

(c) Reimbursement of reasonable business expenses incurred by Employee in accordance with SGI=s policies.

(d) Compensation shall be reviewed by SGI and Employee at least annually.

5. Integration. This Agreement shall not be modified or amended, except by a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at La Jolla, California.


SGI International Employee                   Name
1200 Prospect Street, Ste. 325               Address
La Jolla, CA 92037                           City, State Zip



By: /s/ Joseph A. Savoca                     Employee
---------------------------                  Signature
Joseph A. Savoca                             Name
Chairman/CEO


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